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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                   SCHEDULE TO
            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 --------------

                               UNILAB CORPORATION
                            (Name of Subject Company)

                                 --------------

                      QUEST DIAGNOSTICS NEWCO INCORPORATED
                         QUEST DIAGNOSTICS INCORPORATED
                                     Offeror

(Names of Filing Persons (identifying status as offeror, issuer or other person)

                     Common Stock, Par Value $.01 Per Share

                         (Title of Class of Securities)

                                    904763208

                      (CUSIP Number of Class of Securities)

                                 --------------

                             LEO C. FARRENKOPF, JR.
                         QUEST DIAGNOSTICS INCORPORATED
                          VICE PRESIDENT AND SECRETARY
                               ONE MALCOLM AVENUE
                           TETERBORO, NEW JERSEY 07608
                                 (201) 393-5000
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of Filing Persons)

                                 --------------

                                    COPY TO:
                                STEPHEN T. GIOVE
                                  CLARE O'BRIEN
                               SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000

                            CALCULATION OF FILING FEE
=============================================================================
       TRANSACTION VALUATION*       |         AMOUNT OF FILING FEE**
------------------------------------ ----------------------------------------
                                    |
------------------------------------ ----------------------------------------
          $1,091,603,590            |               $100,428
=============================================================================

* Estimated solely for purposes of calculating the registration fee pursuant to Rule 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (i) $29.34, the average of the high and low sales prices of shares of Unilab Corporation common stock on the Nasdaq National Market on May 14, 2002, and (ii) 37,205,303, representing the aggregate number of shares of Unilab Corporation common stock outstanding at the close of business on May 14, 2002, plus the maximum number of securities convertible into shares of Unilab Corporation common stock.

**   Calculated as 0.000092 of the transaction value.

|X| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:       $100,428
                              -----------------------
     Filing Party:     QUEST DIAGNOSTICS INCORPORATED
                   ----------------------------------
     Form or Registration No.:      S-4
                                ---------------------
     Date Filed:       MAY 15, 2002
                 --------------------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes to designate any transactions to which the statement relates:

|X|  third-party tender offer subject to Rule 14d-1.

[ ]  issuer tender offer subject to Rule 13e-4.

[ ]  going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2. Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


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         This Tender Offer Statement on Schedule TO (this "Schedule TO") is filed by Quest Diagnostics Incorporated, a Delaware corporation ("Quest Diagnostics"), and Quest Diagnostics Newco Incorporated ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Quest Diagnostics. This Schedule TO relates to the offer by Quest Diagnostics, through Purchaser, to exchange all outstanding shares of common stock, par value $.01 per share ("Shares"), of Unilab Corporation, a Delaware corporation (the "Company"), for, at the election of the holder thereof, (i) 0.3256 of a share of common stock, par value $.01 per share, of Quest Diagnostics ("Quest Diagnostics Shares") or
(ii) $26.50 in cash, without interest, upon the terms and subject to the conditions set forth in the Prospectus, dated May 15, 2002 (the "Prospectus"), and in the related Letter of Election and Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2), respectively (together, the Prospectus and the related Letter of Election and Transmittal, with any amendments or supplements thereto, collectively constitute the "Offer").

         The information set forth in the Prospectus and the related Letter of Election and Transmittal is incorporated herein by reference in response to Items 1-11 of this Schedule TO. The Agreement and Plan of Merger, dated as of April 2, 2002, among Quest Diagnostics, Purchaser and the Company, and Amendment to the Merger Agreement, dated as of May 13, 2002, are attached as Exhibits
(d)(1) and (d)(3) hereto, and the Stockholders Agreement, dated as of April 2, 2002, among Quest Diagnostics, Purchaser, KEP VI, LLC and Kelso Investment Associates VI, L.P., a copy of which is attached as Exhibit (d)(2) hereto, are each incorporated herein by reference in response to Items 5 and 11 of this Schedule TO.

ITEM 3.   IDENTITY AND BACKGROUND OF FILING PERSON

         (c) During the last five years, none of Quest Diagnostics, Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I to the Prospectus (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12.  MATERIAL TO BE FILED AS EXHIBITS

(a)(1) Prospectus, dated May 15, 2002 (incorporated herein by reference to Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(2) Form of Letter of Election and Transmittal, dated May 15, 2002 (incorporated herein by reference to Exhibit 99.4 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15,
         2002).

(a)(3) Form of Notice of Guaranteed Delivery, dated May 15, 2002 (incorporated herein by reference to Exhibit 99.5 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.6 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).



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(a)(5)   Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated herein by reference to Exhibit
         99.7 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.8 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(7) Summary Advertisement as published in THE NEW YORK TIMES on May 15, 2002 (incorporated herein by reference to Exhibit 99.9 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(8) Joint Press Release issued by Quest Diagnostics and Unilab Corporation on April 2, 2002 (incorporated herein by reference to Exhibit 99.1 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(b) Commitment Letter, dated as of March 27, 2002, between Quest Diagnostics, Bank of America, N.A. and Merrill Lynch Capital Corporation (incorporated herein by reference to Exhibit 99.4 of Quest Diagnostics' Schedule 13D filed with the Commission on April 12, 2002).

(d)(1) Agreement and Plan of Merger, dated as of April 2, 2002, among Quest Diagnostics, Quest Diagnostics Newco Incorporated and Unilab Corporation (incorporated herein by reference to Annex A of the prospectus forming a part of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(d)(2) Stockholders Agreement, dated as of April 2, 2002, among Quest Diagnostics, Purchaser, Kelso Investment Associates VI, L.P. and KEP VI, LLC (incorporated herein by reference to Annex B of the prospectus forming a part of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(d)(3) Amendment, dated as of May 13, 2002, to Agreement and Plan of Merger among Quest Diagnostics, Quest Diagnostics Newco Incorporated and Unilab Corporation (incorporated herein by reference to Annex A of the prospectus forming a part of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(g)      None.

(h)      None.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3

         Not applicable.



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         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 15, 2002

                                         QUEST DIAGNOSTICS NEWCO INCORPORATED




                                         By: /s/ Leo C. Farrenkopf, Jr.
                                             --------------------------------
                                             Name:  Leo C. Farrenkopf, Jr.
                                             Title: Vice President and Secretary



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         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 15, 2002

                                         QUEST DIAGNOSTICS INCORPORATED




                                         By: /s/ Leo C. Farrenkopf, Jr.
                                             --------------------------------
                                             Name:  Leo C. Farrenkopf, Jr.
                                             Title: Vice President and
                                                    Secretary




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                                  EXHIBIT INDEX


EXHIBIT
NO.

(a)(1) Prospectus, dated May 15, 2002 (incorporated herein by reference to Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(2) Form of Letter of Election and Transmittal, dated May 15, 2002 (incorporated herein by reference to Exhibit 99.4 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15,
         2002).

(a)(3) Form of Notice of Guaranteed Delivery, dated May 15, 2002 (incorporated herein by reference to Exhibit 99.5 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.6 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated herein by reference to Exhibit
         99.7 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.8 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(7) Summary Advertisement as published in THE NEW YORK TIMES on May 15, 2002 (incorporated herein by reference to Exhibit 99.9 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(a)(8) Joint Press Release issued by Quest Diagnostics and Unilab Corporation on April 2, 2002 (incorporated herein by reference to Exhibit 99.1 of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(b) Commitment Letter, dated as of March 27, 2002, between Quest Diagnostics, Bank of America, N.A. and Merrill Lynch Capital Corporation (incorporated herein by reference to Exhibit 99.4 of Quest Diagnostics' Schedule 13D filed with the Commission on April 12, 2002).

(d)(1) Agreement and Plan of Merger, dated as of April 2, 2002, as amended, among Quest Diagnostics, Quest Diagnostics Newco Incorporated and Unilab Corporation



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         (incorporated herein by reference to Annex A of the prospectus forming a part of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(d)(2) Stockholders Agreement, dated as of April 2, 2002, among Quest Diagnostics, Purchaser, Kelso Investment Associates VI, L.P. and KEP VI, LLC (incorporated herein by reference to Annex B of the prospectus forming a part of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(d)(3) Amendment, dated as of May 13, 2002, to Agreement and Plan of Merger among Quest Diagnostics, Quest Diagnostics Newco Incorporated and Unilab Corporation (incorporated herein by reference to Annex A of the prospectus forming a part of Quest Diagnostics' Registration Statement on Form S-4 filed with the Commission on May 15, 2002).

(g)      None.


(h)      None.

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